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                              CERTIFICATE OF MERGER OF
                  GENESIS MEDIA GROUP, INC., A FLORIDA CORPORATION
                                        INTO
                GENESISINTERMEDIA.COM, INC., A DELAWARE CORPORATION

                         (under section 252 of the general
                     corporation law of the state of Delaware)

         GenesisIntermedia.com, Inc., a Delaware corporation, hereby certifies that:

      (1) The name and state of incorporation of each of the constituent corporations are:

          (a)  Genesis Media Group, Inc., a Florida corporation ("GMG"); and

          (b) GenesisIntermedia.com, Inc., a Delaware corporation ("GENESISINTERMEDIA").

     (2) An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by GMG and by GenesisIntermedia in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware and Sections 607.1101 - 607.11101.

     (3) The name of the surviving corporation is GenesisIntermedia.com, a Delaware corporation.

     (4) The certificate of incorporation of GenesisIntermedia shall be the certificate of incorporation of the surviving corporation.

     (5)  The surviving corporation is a corporation of the State of Delaware.

     (6) The executed Agreement and Plan of Merger is on file at the principal place of business of GenesisIntermedia at 13063 Ventura Boulevard, Studio City, California 91604-2238.

     (7) A copy of the Agreement and Plan of Merger will be furnished by GenesisIntermedia, on request and without cost, to any stockholder of GMG or GenesisIntermedia.

     (8) The authorized capital stock of GMG, as of the date hereof, consists of 30,000,000 Shares consisting of 25,000,000 shares of Common Stock, par value $.001 per share, of which 3,060,000 shares are issued and outstanding and 5,000,000 shares of Preferred Stock, par value $.001 per share, of which none are issued and outstanding.

          IN WITNESS WHEREOF, GenesisIntermedia has caused this certificate to be signed by Douglas E. Jacobson, in his capacity as its Treasurer and Chief Financial Officer, on the 9th day of December 1998.

                             GenesisIntermedia.com, a Delaware corporation


                             By:  /s/ Douglas E. Jacobson
                                 ------------------------------------------
                                   Douglas E. Jacobson, Treasurer and
                                   Chief Financial Officer